Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pacira Pharmaceuticals, Inc.:
        We consent to the incorporation by reference in the registration statements (Nos. 333-175101, 333-181986, 333-196542 and 333-212098) on Form S-8 and the registration statement (No. 333-195099) on Form S-3 of Pacira Pharmaceuticals, Inc. of our reports dated February 28, 2018, with respect to the consolidated balance sheets of Pacira Pharmaceuticals, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the years ended December 31, 2017 and 2016, and the related notes (collectively, the consolidated financial statements), and effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Pacira Pharmaceuticals, Inc.

/s/ KPMG LLP Short Hills, NJ February 28, 2018